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                                                        OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO.       1       )*
                                      ----------------

                                   Maxis, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    57772X103
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)


                                Page 1 of 9 Pages

CUSIP NO. 57772X103                    13G                     PAGE 2 OF 9 PAGES


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Warburg, Pincus Investors, L.P.
            I.D. # 13-3549187

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]

    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

                                5      SOLE VOTING POWER

      NUMBER OF                        0
       SHARES
    BENEFICIALLY                6      SHARED VOTING POWER
      OWNED BY                         1,593,750
        EACH
      REPORTING                 7      SOLE DISPOSITIVE POWER
     PERSON WITH
                                       0

                                8      SHARED DISPOSITIVE POWER
                                       1,593,750

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,593,750

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            14.2%

    12      TYPE OF REPORTING PERSON*

            PN

CUSIP NO. 57772X103                   13G                      PAGE 3 OF 9 PAGES


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            E.M. Warburg, Pincus & Co., LLC
            ID# 13-3536050

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]

    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York

                                5      SOLE VOTING POWER

         NUMBER OF                     0
           SHARES
        BENEFICIALLY            6      SHARED VOTING POWER
          OWNED BY                     1,593,750
            EACH
         REPORTING              7      SOLE DISPOSITIVE POWER
        PERSON WITH
                                       0

                                8      SHARED DISPOSITIVE POWER
                                       1,593,750

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,593,750

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            14.2%

    12      TYPE OF REPORTING PERSON*
            OO

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 57772X103                     13G                    PAGE 4 OF 9 PAGES


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Warburg, Pincus & Co.,
            I.D. # 13-6358475

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [ ]
                                                                         (b) [X]

    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York

                                5      SOLE VOTING POWER

         NUMBER OF                     0
           SHARES
        BENEFICIALLY            6      SHARED VOTING POWER
          OWNED BY                     1,593,750
            EACH
         REPORTING              7      SOLE DISPOSITIVE POWER
        PERSON WITH
                                       0

                                8      SHARED DISPOSITIVE POWER
                                       1,593,750

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,593,750

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            14.2%

    12      TYPE OF REPORTING PERSON*

            PN

                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 57772X103                                                  Page 5 of 9


ITEM 1.

         (a)      Name of Issuer

                  Maxis, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  2121 N. California Boulevard, Suite 600
                  Walnut Creek, CA 94596-3572

ITEM 2.

         (a)      NAME OF PERSON FILING AND   (b)  ADDRESS OF PRINCIPAL OFFICE:

                  This statement is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership ("WPI"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC") which manages WPI. WP, the sole general partner of WPI has a 20% interest in the profits of WPI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, NY 10017.

         (c)      CITIZENSHIP:                                Not Applicable

         (d)      Title of Class of Securities                Common Stock

         (e)      CUSIP Number                                57772X103

ITEM 3. If this statement is filed pursuant to rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

                  Not Applicable

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned   1,593,750 as of  December 31, 1996

         (b)      Percent of Class            14.2%

CUSIP No. 57772X103                                                  Page 6 of 9


         (c)      Number of shares as to which such person has:

                      (i) sole power to vote or to direct the vote                    0
                     (ii) shared power to vote or to direct the vote            1,593,750
                    (iii) sole power to dispose or direct the disposition of          0
                     (iv) shared power to dispose or direct the disposition of  1,593,750

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable

ITEM 10.          CERTIFICATION

                  Not Applicable

CUSIP No. 57772X103                                                  Page 7 of 9

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 12, 1997

                                        WARBURG, PINCUS INVESTORS, L.P.

                                        By:          Warburg, Pincus & Co.
                                                     General Partner

                                        By: /s/ STEPHEN DISTLER
                                           -------------------------------------
                                            Stephen Distler
                                            Partner

                                        WARBURG, PINCUS & CO.

                                        By: /s/ STEPHEN DISTLER
                                           -------------------------------------
                                            Stephen Distler
                                            Partner

                                        E.M. WARBURG, PINCUS & CO., LLC

                                        By: /s/ STEPHEN DISTLER
                                           -------------------------------------
                                            Stephen Distler
                                            Member

CUSIP No. 57772X103                                                  Page 8 of 9




                                    SCHEDULES



Schedule I Joint Filing Agreement, dated February 12, 1997, among the signatories to the Schedule 13G.

CUSIP No. 57772X103                                                  Page 9 of 9

                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1 (f)(1)

                  The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated:             February 12, 1997

                                             WARBURG, PINCUS INVESTORS, L.P.

                                             By:          Warburg, Pincus & Co.
                                                          General Partner

                                             By: /s/ STEPHEN DISTLER
                                                --------------------------------
                                                 Stephen Distler
                                                 Partner

                                             WARBURG, PINCUS & CO.


                                             By: /s/ STEPHEN DISTLER
                                                --------------------------------
                                                 Stephen Distler
                                                 Partner

                                             E.M. WARBURG, PINCUS & CO., LLC


                                             By: /s/ STEPHEN DISTLER
                                                --------------------------------
                                                 Stephen Distler
                                                 Member